As filed with the Securities and Exchange Commission on April 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLANET 13 HOLDINGS INC.
(Exact name of registrant as specified in its charter)

British Columbia	83-2787199
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

________________________________

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

(Address of principal executive offices)

Planet 13 Holdings Inc. 2018 Stock Option Plan

Planet 13 Holdings Inc. 2018 Share Unit Plan

(Full title of the plan(s))

Robert Groesbeck & Larry Scheffler

Co-Chief Executive Officers

Planet 13 Holdings Inc.

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

(Name and address of agent for service)

(702) 206-1313

(Telephone number, including area code, of agent for service)

 ________________________________________________

Copies to:

Christopher J. Bellini, Esq. Mehrnaz Jalali, Esq. Cozen O’Connor P.C. 33 South 6th Street, Suite 3800 Minneapolis, Minnesota 55402 (612) 260-9000	Leighton Koehler, Esq. Planet 13 Holdings Inc. 2548 West Desert Inn Road, Suite 100 Las Vegas, Nevada 89109 (702) 206-1313

 ______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, the documents containing such information are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K, filed with the Commission on March 28, 2022 (File No. 000-56374);

(b) The Registrant’s Current Report on Form 8-K, filed with the Commission on March 4, 2022;

(c) The Registrant’s Current Report on Form 8-K, filed with the Commission on March 8, 2022; and

(d) The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 10 (File No. 000-56374), filed with the Commission on December 13, 2021, January 26, 2022 and February 10, 2022, including any amendment or report filed with the Commission hereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of those documents.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:

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Planet 13 Holdings Inc.

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

(702) 206-1313

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (“BCBA”). Under Section 160 of the BCBA, the Registrant may, subject to Section 163 of the BCBA:

(a) indemnify an individual who:

(i) is or was a director or officer of the Registrant,

(ii) is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of the Registrant; or (B) at the Registrant’s request, or

(iii) at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions described below, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

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(i) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii) “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii) “expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv) “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBA, and subject to Section 163 of the BCBA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBA, and subject to Section 163 of the BCBA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 16o, 161 or 162 of the BCBA, as the case may be, if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or the Registrant’s articles (“Articles”);

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or Articles;

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(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party under Section 160(a) of the BCBA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBA, as the case maybe, in respect of the proceeding.

Under Section 164 of the BCBA, and despite any other provision of Part 5, Division 5 of the BCBA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBA, on application of the Registrant or an eligible party, the court may do one or more of the following:

(a) order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

(d) order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBA; or

(e) make any other order the court considers appropriate.

Section 165 of the BCBA and the Articles provide that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director, alternate director or officer of, or holding or having held a position equivalent to that of a director, alternate director or officer of, the Registrant or an associated corporation.

Pursuant to the Articles, subject to the BCBCA, the Registrant must indemnify a director, former director or alternative director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in Article 21.2 of the Articles.

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Subject to the Articles and any restrictions in the BCBA, the Registrant may indemnify any person.

The failure of a director, alternative director or officer of the Registrant to comply with the BCBCA or the Articles or, if applicable, any former Companies Act or former Articles, does not invalidate any indemnity to which such director, alternative director or officer is entitled under the Articles.

The Registrant has entered into employment agreements that include indemnification provisions with each of our executive officers. Under these provisions, each executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law. We believe that these provisions are necessary to attract and retain qualified individuals to serve as executive officers.

The Registrant is obligated to purchase and maintain insurance for the benefit of any such executive officer who is party to the employment agreements.

The Registrant has an insurance policy covering its directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit number	Description
3.1	Certificate of Amalgamation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on March 8, 2022).
3.2	Notice of Articles (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on March 8, 2022).
3.3	Articles dated September 24, 2019 (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K filed with the SEC on March 8, 2022).
4.1

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2022).

4.2‡	Planet 13 Holdings Inc. 2018 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company’s Form 10 filed with the SEC on December 13, 2021).
4.3‡	Planet 13 Holdings Inc. 2018 Share Unit Plan, as amended on July 11, 2018 and May 20, 2020 (incorporated by reference to Exhibit 10.7 to the Company’s Form 10 filed with the SEC on December 13, 2021).
5.1*	Opinion of DuMoulin Black LLP.
23.1*	Consent of DuMoulin Black LLP (included in Exhibit 5.1).
23.2*	Consent of Davidson & Company LLP.
24.1*	Power of attorney (included on signature page of this Registration Statement).
107.1*	Filing fee table.

____________________

‡ Management contract or compensatory plan or arrangement.

* Filed herewith.

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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, The State of Nevada, on the 5th day of April, 2022.

PLANET 13 HOLDINGS INC.

Date: April 5, 2022	By:	/s/ Robert Groesbeck
Robert Groesbeck
Co-Chief Executive Officer

Date: April 5, 2022	By:	/s/ Larry Scheffler
Larry Scheffler
Co-Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Robert Groesbeck and Larry Scheffler as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert Groesbeck	Director, Co-Chief Executive Officer	April 5, 2022
Robert Groesbeck	(Principal Executive Officer)

/s/ Larry Scheffler	Director, Co-Chief Executive Officer	April 5, 2022
Larry Scheffler	(Principal Executive Officer)

/s/ Dennis Logan	Chief Financial Officer	April 5, 2022
Dennis Logan	(Principal Financial and Accounting Officer)

/s/ Michael Harman	Director	April 5, 2022
Michael Harman

/s/ Adrienne O’Neal	Director	April 5, 2022
Adrienne O’Neal

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